UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Venus Concept Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR THE 2025 ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2025

Explanatory Note

On April 30, 2025, Venus Concept Inc., a Delaware corporation (the “Company”), filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s Annual and Special Meeting of Stockholders to be held on Wednesday, June 25, 2025, at 8:00 a.m. Eastern Daylight Time (the “Meeting”). You will be able to attend and participate in the Meeting online by visiting www.virtualshareholdermeeting.com/VERO2025. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the Meeting was fixed as of the close of business on April 28, 2025.

The Meeting is being held for the purposes set forth in the Proxy Statement, as supplemented and amended by this supplement (this “Supplement”). Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement.

Background

As previously disclosed in the Company’s Exchange Act filings, pursuant to an Exchange Agreement, dated March 31, 2025, among the Company and certain investors, such investors exchanged (the “2025 Exchange”) Secured Subordinated Convertible Notes issued by the Company, dated October 4, 2023, with an aggregate outstanding balance of $28,015,827.33 (the “Old Notes”), for (among other consideration) replacement Secured Subordinated Convertible Notes issued by the Company, dated March 31, 2025, with an aggregate original principal amount of $17,015,808.33 (the “New Notes”).

The New Notes are identical to the Old Notes, except for (i) the reduction in the outstanding balance on account of the 2025 Exchange, (ii) the addition of a minimum liquidity covenant requiring that the Company maintain an average daily deposit balance in investor-controlled accounts of at least $3,000,000, measured monthly and (iii) certain other immaterial changes.

Supplement

The Proxy Statement states that Proposal No. 6 is for the following purpose:

To approve, for purposes of Nasdaq Listing Rule 5635(b), the issuance of up to 64,454 shares of common stock of the Company upon the conversion of the Convertible Promissory Note issued by the Company on October 4, 2023, as amended (the “October 2023 Convertible Note”) (the proposal being, the “October 2023 Convertible Note Proposal”)

This Supplement is intended to clarify that the terms “October 2023 Convertible Note” or “October 2023 Convertible Notes,” as used in the Proxy Statement, are intended to encompass the New Notes issued in the 2025 Exchange. The other aspects of Proposal No. 6, including the number of shares of common stock of the Company that would become issuable under Nasdaq Listing Rule 5635(b) upon approval of Proposal No. 6, are unchanged.

Based on the foregoing, the existing description of Proposal No. 6 that appears in the Notice of Annual and Special Meeting of Stockholders in the front of the Proxy Statement is hereby amended and replaced in its entirety as follows:

To approve, for purposes of Nasdaq Listing Rule 5635(b), the issuance of up to 64,454 shares of common stock of the Company upon the conversion of the Secured Subordinated Convertible Notes issued by the Company on March 31, 2025 (the “October 2023 Convertible Notes”) (the proposal being, the “October 2023 Convertible Notes Proposal”)

Based on the foregoing, the existing “Background” section that appears in Proposal No. 6 (beginning on page 18 of the Proxy Statement) is hereby amended and replaced in its entirety as follows:

Background

Exchange Transaction

As previously disclosed, pursuant to an Exchange Agreement, dated March 31, 2025, among the Company and certain investors, such investors exchanged Secured Subordinated Convertible Notes issued by the Company, dated October 4, 2023, with an aggregate outstanding balance of $28,015,827.33, for (among other consideration) replacement Secured Subordinated Convertible Notes issued by the Company, dated March 31, 2025, with an aggregate original principal amount of $17,015,808.33 (the “October 2023 Convertible Notes”).

As previously disclosed, we granted customary resale registration rights with respect to the shares of common stock issuable upon conversion of the October 2023 Convertible Notes.

Terms of October 2023 Convertible Notes

At any time prior to the maturity date, the holders may elect to convert the October 2023 Convertible Notes into shares of our common stock at the then applicable conversion rate. The current conversion rate is 3.78788 shares of common stock per $1,000 principal amount of October 2023 Convertible Notes, which represents a conversion price of $264 per share of common stock. The conversion rate is subject to customary adjustments upon the occurrence of certain events.

The October 2023 Convertible Notes accrue interest at a rate of 3-month adjusted term Secured Overnight Financing Rate (SOFR) plus 8.50% per annum. In the case of an event of default under the October 2023 Convertible Notes, the then-applicable interest rate will increase by four percent (4.00)% per annum. Interest is payable in kind in arrears on the last business day of each calendar quarter of each year after the original issuance date. The October 2023 Convertible Notes mature on December 9, 2026, unless earlier redeemed or converted.

Based on the foregoing, the first paragraph of the existing “Reasons for the Proposal” section that appears in Proposal No. 6 (beginning on page 18 of the Proxy Statement) is hereby amended and replaced in its entirety as follows:

We are required to seek stockholder approval of this Proposal No. 6 under the terms of the Exchange Agreement described above. At the recommendation of our Board, we pursued the exchange transaction as part of a larger debt restructuring initiative that commenced in 2024. We undertook such initiative to reduce our debt, thereby strengthening our balance sheet, and to cure a listing deficiency on the Nasdaq Capital Market relating to our total stockholders’ equity. The initiative, of which the exchange transaction formed a critical part, reduced our outstanding debt by approximately $50 million and cured such listing deficiency.

Except as set forth above, the Proxy Statement remains unchanged.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6 TO APPROVE THE ISSUANCE OF UP TO 64,454 SHARES OF COMMON STOCK UPON CONVERSION OF THE OCTOBER 2023 CONVERTIBLE NOTES.

This Supplement does not provide all of the information that is important to your decisions in voting at the Meeting. Accordingly, we encourage you to carefully read this Supplement, together with the Proxy Statement, when considering how to vote at the Meeting.

Whether you plan to attend the Meeting, we encourage you to submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote.